CONTACT:     David S. Collins        Devin Sullivan
Chief Financial Officer    Senior Vice President
(630) 845-4500        The Equity Group Inc.
(212) 836-9608

FOR IMMEDIATE RELEASE

FUEL TECH REPORTS 2015 THIRD QUARTER FINANCIAL RESULTS

Q3 2015 Overview

•	Revenues of $21.7 million compared to $21.5 million in Q3 2014

•	Gross profit of $7.8 million, or 36.2% of revenue, compared to $9.9 million, or 46.1% of revenue, in Q3 2014

•	Net loss was $0.3 million, or $0.01 per diluted share, compared to net income of $1.2 million, or $0.05 per diluted share, in Q3 2014

•	At September 30, 2015 total cash and equivalents of $14.4 million, or $0.62 per diluted share

•	No debt

WARRENVILLE, Ill., November 5, 2015 - Fuel Tech, Inc. (NASDAQ: FTEK), a world leader in advanced engineering solutions for the optimization of combustion systems and emissions control in utility and industrial applications, today reported financial results for the third quarter ("Q3") ended September 30, 2015.

Q3 2015 Results Overview
Consolidated revenues for Q3 2015 were $21.7 million as compared to $21.5 million in Q3 2014 reflecting growth in our APC segment revenues offset by a decline in our FUEL CHEM® segment revenues. Net loss for Q3 2015 was $0.3 million, or $0.01 per diluted share, compared to net income of $1.2 million, or $0.05 per diluted share in the same period last year.
APC segment revenues in Q3 2015 increased to $13.1 million from $11.1 million in Q3 2014. APC segment gross profit declined to $3.1 million, or 23.4% of segment revenues, from $4.5 million, or 40.6% of segment revenues in Q3 2014.
The FUEL CHEM segment generated revenues of $8.6 million during Q3 2015, down from revenues of $10.3 million during Q3 2014. This reduction is attributable to a year-on-year reduction in the load profile for coal-fired utilities. Segment gross margins during Q3 2015 and Q3 2014 were 55.7% and 52.0%, respectively.
Capital projects backlog in the APC segment stood at $16.9 million at September 30, 2015 compared to $18.0 million at December 31, 2014. Subsequent to the end of the quarter we have announced new project awards in multiple geographies with an aggregate value of $11.0 million, giving us an adjusted backlog figure of $27.9 million.
Selling, general and administrative (SG&A) expenses for Q3 2015 and Q3 2014 were $7.1 million and $8.1 million, respectively. On a total dollar basis, SG&A for Q3 2015 decreased by $958,000, or 11.9%, which was primarily the result of decreases in employee related costs of $309,000, outside commissions of $98,000, insurance cost of $87,000, professional and outside consulting fees of $376,000, and other miscellaneous costs of $88,000.
Fuel Tech's research and development expenses for Q3 2015 increased to $1,521,000 from $379,000 in Q3 2014. The increased spending levels are primarily related to ongoing projects associated with our Fuel Conversion business development initiative.
Year-to-Date Results Overview
Consolidated year-to-date revenues for the nine-months ended September 30, 2015 were $55.5 million as compared to $60.3 million in 2014. Net loss for the nine-months ended September 30, 2015 was $3.3 million, or $0.14 per diluted share, compared to net loss of $0.6 million, or $0.03 in the same period last year.
Year-to-date APC segment revenues declined to $31.0 million from $33.2 million in the comparable prior year period due to the timing of project bookings. APC gross profit declined to $8.9 million, or 28.7% of segment revenues, in the nine-months ended September 30, 2015 from $11.8 million, or 35.7% of segment revenues in the same period last year.
The FUEL CHEM segment generated revenues of $24.4 million during the nine-month period ending September 30, 2015, down from revenues of $27.2 million in the same prior year period. The gross margins during 2015 and 2014 were 52.1% and 53.1%, respectively.
SG&A expenses for the nine-months ended September 30, 2015 and 2014 were $23.7 million and $25.8 million, respectively. On a total dollar basis, SG&A for the year-to-date period decreased by $2.1 million, or 8.0%, which was primarily the result of decreases in employee related costs of $640,000, outside commissions of $190,000, administrative costs associated with our foreign operations of $259,000, insurance of $208,000, expenses related to a formerly leased property of $300,000, professional and consulting services of $388,000, and other miscellaneous costs of $73,000.

Fuel Tech's research and development expenses for the year-to-date period increased to $3.4 million from the comparable prior year amount of $848,000, reflecting the above-referenced investments in our Fuel Conversion business development initiative.
Vincent J. Arnone, President and Chief Executive Officer of Fuel Tech, commented, “We continue to leverage our geographic diversity and broad range of emissions control solutions to navigate a challenging, but still promising, marketplace. With respect to business development, year-to-date we have announced over $27.7 million of new orders for customers in the US, China, Latin America, and Europe for our ESP, SNCR, ASNCR, SCR, Combustion and ULTRA technology solutions, and are pursuing a number of additional contracts awards. We realized significant savings as a result of our previously announced cost reduction initiatives, and continue to invest in new technologies with the potential to help drive long-term growth."
He continued, “As expected, FUEL CHEM revenue was below that of last year’s Q3 reflecting fuel switching away from coal and the reduced load profile for remaining coal-fired utilities. We have partially offset the impact of this usage decline through step-up in activity at other accounts and the signing of new accounts. We expect that full-year revenue will fall short of 2014 revenue, with gross margin remaining relatively stable.”
“We are also continuing to foster and evolve the acquired intellectual property associated with the Fuel Conversion process, which converts low-cost carbon-based feedstocks into customized high-value carbon products. Our investment in this technology is continuing, and we expect to have more clarity on the future of this potential new business by early 2016.”
Mr. Arnone concluded, "At September 30, 2015 we reported a strong balance sheet with cash and cash equivalents of $14.4 million, or $0.62 per diluted share, and working capital of $39.2 million."

Conference Call
Management will host a conference call on Friday, November 6, 2015 at 9:00 AM ET to discuss the results.

•	(877) 423-9820 (Domestic)

•	(201) 493-6749 (International)

A replay of the call will be available on our website, and can be accessed by dialing (877) 660-6853 (domestic) or (201) 612-7415 (international) and using the passcode “13624150.”  The replay will be available through December 6, 2015.
About Fuel Tech

Fuel Tech is a leading technology company engaged in the worldwide development, commercialization and application of state-of-the-art proprietary technologies for air pollution control, process optimization, and advanced engineering services. These technologies enable customers to produce both energy and processed materials in a cost-effective and environmentally sustainable manner.
The Company’s nitrogen oxide (NOx) reduction technologies include advanced combustion modification techniques and post-combustion NOx control approaches, including NOxOUT®, HERT™, and Advanced SNCR systems, ASCR™ Advanced Selective Catalytic Reduction systems, and I-NOx™ Integrated NOx Reduction Systems, which utilize various combinations of these systems, along with the ULTRA™ process for safe ammonia generation. These technologies have established Fuel Tech as a leader in NOx reduction, with installations on over 900 units worldwide.
Fuel Tech’s technologies for particulate control include Electrostatic Precipitator (ESP) products and services including complete turnkey capability for ESP retrofits, with experience on units up to 700 MW. Flue gas conditioning (FGC) systems include treatment using sulfur trioxide (SO3) and ammonia (NH3) based conditioning to improve the performance of ESPs by modifying the properties of the fly ash particle. Fuel Tech’s particulate control technologies have been installed on more than 125 units worldwide.
The Company’s FUEL CHEM® technology revolves around the unique application of chemicals to improve the efficiency, reliability, fuel flexibility, boiler heat rate, and environmental status of combustion units by controlling slagging, fouling, corrosion, opacity and improving boiler operations. The Company has experience with this technology, in the form of a customizable FUEL CHEM program, on over 110 units.
Fuel Tech also provides a range of services, including boiler tuning and selective catalytic reduction (SCR) optimization services. In addition, flow corrective devices and physical and computational modeling services are available to optimize flue gas distribution and mixing in both power plant and industrial applications.
Many of Fuel Tech’s products and services rely heavily on the Company’s exceptional Computational Fluid Dynamics modeling capabilities, which are enhanced by internally developed, high-end visualization software. These capabilities, coupled with the Company’s innovative technologies and multi-disciplined team approach, enable Fuel Tech to provide practical solutions to some of our customers’ most challenging problems. For more information, visit Fuel Tech’s web site at www.ftek.com.

This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions and actual events may differ materially. Please refer to documents that Fuel Tech files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materially from those contained in the forward-looking statements.

FUEL TECH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share and per share data)

	September 30, 2015	December 31, 2014

Assets
Current assets:
Cash and cash equivalents	$14,398	$18,637
Marketable securities	31	36
Accounts receivable, net of allowance for doubtful accounts of $1,825 and $1,922, respectively	29,294	31,910
Inventories	1,428	1,111
Prepaid expenses and other current assets	3,660	4,094
Prepaid income taxes	2,762	597
Deferred income taxes	2,088	1,953
Total current assets	53,661	58,338
Property and equipment, net of accumulated depreciation of $22,933 and $21,925, respectively	12,301	13,527
Goodwill	2,116	2,116
Other intangible assets, net of accumulated amortization of $6,619 and $5,802, respectively	9,033	10,464
Deferred income taxes	4,478	5,649
Other assets	1,344	1,377
Total assets	$82,933	$91,471
Liabilities and Shareholders’ Equity
Current liabilities:
Short-term debt	$—	$1,625
Accounts payable	8,094	7,310
Accrued liabilities:
Employee compensation	1,680	2,007
Other accrued liabilities	4,682	7,708
Total current liabilities	14,456	18,650
Other liabilities	527	520
Total liabilities	14,983	19,170
Commitments and contingencies
Shareholders’ equity:
Common stock, $.01 par value, 40,000,000 shares authorized, 23,419,008 and 23,027,704 shares issued, and 23,167,216, and 22,860,398 shares outstanding, respectively	234	230
Additional paid-in capital	134,905	134,985
Accumulated deficit	(65,066)	(61,752)
Accumulated other comprehensive loss	(1,157)	(448)
Nil coupon perpetual loan notes	76	76
Treasury stock, 251,792 and 167,306 shares, respectively, at cost	(1,042)	(790)
Total shareholders’ equity	67,950	72,301
Total liabilities and shareholders’ equity	$82,933	$91,471

FUEL TECH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per-share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues	$21,677	$21,482	$55,463	$60,333
Costs and expenses:
Cost of sales	13,829	11,582	33,813	34,069
Selling, general and administrative	7,122	8,080	23,725	25,783
Research and development	1,521	379	3,375	848
	22,472	20,041	60,913	60,700
Operating income (loss)	(795)	1,441	(5,450)	(367)
Interest expense	—	(33)	(30)	(96)
Interest income	3	6	17	23
Other expense	(100)	(285)	(261)	(354)
Income (loss) before income taxes	(892)	1,129	(5,724)	(794)
Income tax benefit	603	63	2,410	180
Net income (loss)	$(289)	$1,192	$(3,314)	$(614)
Net income (loss) per common share:
Basic	$(0.01)	$0.05	$(0.14)	$(0.03)
Diluted	$(0.01)	$0.05	$(0.14)	$(0.03)
Weighted-average number of common shares outstanding:
Basic	23,167,000	22,835,000	23,079,000	22,764,000
Diluted	23,338,000	23,216,000	23,079,000	22,764,000

FUEL TECH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net income (loss)	$(289)	$1,192	$(3,314)	$(614)
Other comprehensive income (loss):
Foreign currency translation adjustments	(642)	(135)	(706)	(493)
Unrealized gains (losses) from marketable securities, net of tax	(3)	(12)	(3)	3
Total other comprehensive income (loss)	(645)	(147)	(709)	(490)
Comprehensive income (loss)	$(934)	$1,045	$(4,023)	$(1,104)

FUEL TECH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Nine Months Ended September 30,
	2015	2014
Operating Activities
Net loss	$(3,314)	$(614)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,560	1,372
Amortization	1,607	1,034
Gain on disposal of equipment	(26)	—
Allowance for doubtful accounts	(43)	(205)
Deferred income taxes	(834)	(82)
Stock-based compensation	1,320	1,694
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	1,958	4,291
Inventories	(331)	(617)
Prepaid expenses, other current assets and other non-current assets	313	(874)
Accounts payable	896	(1,805)
Accrued liabilities and other non-current liabilities	(4,180)	(2,791)
Net cash (used in) provided by operating activities	(1,074)	1,403
Investing Activities
Purchases of property, equipment and patents	(523)	(2,141)
Proceeds from the sale of equipment	26	—
Payment for intangible assets	—	(3,010)
Payment for acquisitions, net of cash acquired	—	(8,079)
Net cash used in investing activities	(497)	(13,230)
Financing Activities
Payments on short-term borrowings	(1,623)	—
Proceeds from exercises of stock options	—	297
Excess tax benefit from exercises of stock options	—	7
Treasury shares withheld	(252)	(267)
Net cash (used in) provided by financing activities	(1,875)	37
Effect of exchange rate fluctuations on cash	(793)	(405)
Net decrease in cash and cash equivalents	(4,239)	(12,195)
Cash and cash equivalents at beginning of period	18,637	27,738
Cash and cash equivalents at end of period	$14,398	$15,543

FUEL TECH, INC.
BUSINESS SEGMENT FINANCIAL DATA
(Unaudited)
(in thousands)

Information concerning Fuel Tech’s reporting segment net sales and gross margin are provided below:

Three months ended September 30, 2015	Air Pollution Control Segment	FUEL CHEM Segment	Other	Total
Revenues from external customers	$13,078	$8,599	$—	$21,677
Cost of sales	(10,021)	(3,808)	—	(13,829)
Gross margin	3,057	4,791	—	7,848
Selling, general and administrative	—	—	(7,122)	(7,122)
Research and development	—	—	(1,521)	(1,521)
Operating income (loss)	$3,057	$4,791	$(8,643)	$(795)

Three months ended September 30, 2014	Air Pollution Control Segment	FUEL CHEM Segment	Other	Total
Revenues from external customers	$11,140	$10,342	$—	$21,482
Cost of sales	(6,621)	(4,961)	—	(11,582)
Gross margin	4,519	5,381	—	9,900
Selling, general and administrative	—	—	(8,080)	(8,080)
Research and development	—	—	(379)	(379)
Operating income (loss)	$4,519	$5,381	$(8,459)	$1,441

Nine months ended September 30, 2015	Air Pollution Control Segment	FUEL CHEM Segment	Other	Total
Revenues from external customers	$31,022	$24,441	$—	$55,463
Cost of sales	(22,111)	(11,702)	—	(33,813)
Gross margin	8,911	12,739	—	21,650
Selling, general and administrative	—	—	(23,725)	(23,725)
Research and development	—	—	(3,375)	(3,375)
Operating income (loss)	$8,911	$12,739	$(27,100)	$(5,450)

Nine months ended September 30, 2014	Air Pollution Control Segment	FUEL CHEM Segment	Other	Total
Revenues from external customers	$33,178	$27,155	$—	$60,333
Cost of sales	(21,339)	(12,730)	—	(34,069)
Gross margin	11,839	14,425	—	26,264
Selling, general and administrative	—	—	(25,783)	(25,783)
Research and development	—	—	(848)	(848)
Operating income (loss)	$11,839	$14,425	$(26,631)	$(367)
Note: Fuel Tech is an integrated company that segregates its financial results into two reportable segments, both providing advanced technology and engineering solutions for the optimization of combustion systems in utility and industrial applications. The “Other” classification includes those profit and loss items not allocated by Fuel Tech to each reportable segment.

FUEL TECH, INC.
GEOGRAPHIC INFORMATION
(Unaudited)
(in thousands)
Information concerning Fuel Tech’s operations by geographic area is provided below. Revenues are attributed to countries based on the location of the customer. Assets are those directly associated with operations of the geographic area.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues:
United States	$13,665	$10,690	$38,141	$33,653
Foreign	8,012	10,792	17,322	26,680
	$21,677	$21,482	$55,463	$60,333

	September 30, 2015	December 31, 2014
Assets:
United States	$53,423	$64,324
Foreign	29,510	27,147
	$82,933	$91,471

FUEL TECH, INC.
RECONCILIATION OF GAAP NET LOSS TO EBITDA AND ADJUSTED EBITDA
(Unaudited)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net income (loss)	$(289)	$1,192	$(3,314)	$(614)
Interest expense	—	33	30	96
Income tax benefit	(603)	(63)	(2,410)	(180)
Depreciation expense	511	428	1,560	1,372
Amortization expense	532	644	1,607	1,034
EBITDA	151	2,234	(2,527)	1,708
Stock compensation expense	487	469	1,320	1,694
ADJUSTED EBITDA	$638	$2,703	$(1,207)	$3,402

Adjusted EBITDA
To supplement the Company's consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (GAAP), the Company has provided an Adjusted EBITDA disclosure as a measure of financial performance. Adjusted EBITDA is defined as net income (loss) before interest expense, income tax expense (benefit), depreciation expense, amortization expense and stock compensation expense. The Company's reference to these non-GAAP measures should be considered in addition to results prepared in accordance with GAAP standards, but are not a substitute for, or superior to, GAAP results.
Adjusted EBITDA is provided to enhance investors' overall understanding of the Company's current financial performance and ability to generate cash flow, which we believe is a meaningful measure for our investor and analyst communities. In many cases non-GAAP financial measures are utilized by these individuals to evaluate Company performance and ultimately determine a reasonable valuation for our common stock. A reconciliation of Adjusted EBITDA to the nearest GAAP measure of net income (loss) has been included in the above financial table.